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                          [Letterhead of Ropes & Gray]
                                                                     Exhibit 8.1

January 21, 2003




State Street Capital Trust II
c/o State Street Bank and Trust Company N.A.
61 Broadway, 15th Floor
New York, New York  10006

State Street Corporation
225 Franklin Street
Boston, Massachusetts 02110

         Re:   State Street Corporation
               State Street Capital Trust II
               Registration Statement
               File No. 333-98267 and
               Definitive Prospectus Supplement dated January 14, 2003



Ladies and Gentlemen:

         We have acted as counsel to State Street Capital Trust II, a statutory trust formed under the laws of the State of Delaware (the "Trust"), and State Street Corporation, a Massachusetts corporation (the "Corporation") and Depositor of the Trust, in connection with a Registration Statement on Form S-3, filed by the Corporation and the Trust on August 16, 2002 with the Securities and Exchange Commission (as amended by Post-Effective Amendment No. 1 thereto filed on November 21, 2002, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "1933 Act"), including the prospectus dated November 27, 2002 (the "Prospectus") contained therein and prospectus supplement relating to the Floating Rate Medium Term Capital Securities dated January 14, 2003 (the "Prospectus Supplement") file on January 15, 2003 under Rule 424(b) under the 1933 Act in connection therewith. The Registration Statement relates, among other things, to the registration of the Floating Rate Medium Term Capital Securities of the Trust (the "Capital Securities"), the floating rate medium term junior subordinated debentures of the Corporation (the "Junior Subordinated Debentures"), and the capital securities guarantee (the "Guarantee") of the Corporation with respect to the Capital Securities. Unless the context otherwise requires, capitalized terms used herein but not defined have the meanings set forth in the Prospectus and Prospectus Supplement.

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State Street Corporation                -2-                    January 21, 2003
State Street Capital Trust II



         In rendering our opinion, we have examined the forms of Amended and Restated Trust Agreement, Guarantee and Junior Subordinated Debenture identified to us as those to be employed in connection with the issuance of the Capital Securities and Junior Subordinated Debentures (collectively, the "Forms of Agreement"), the original Declaration of Trust dated March 25, 1998, the Certificate of Trust filed with the Delaware Secretary of State on March 25, 1998 and the Supplemental Indenture of the Company under which the Subordinated Debentures are to be issued (together with the Forms of Agreement, the "Operative Agreements") and other relevant documents and have made such inquiries as were necessary or appropriate to enable us to render this opinion. With your permission we have assumed that all operations under the Operative Agreements will be in accordance with their terms and as described in the Prospectus and Prospectus Supplement, and that the SPACES and separate PACES issued by the Corporation will not be issued to or held by any holders of the Capital Securities.

         Based on the foregoing, we hereby confirm that the discussion of certain United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities contained under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus Supplement is materially accurate, subject to the limitations there stated.

         We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the Securities and Exchange Commission thereunder.



Very truly yours,

/s/ Ropes & Gray

Ropes & Gray